Exhibit 10.1

usell.com, Inc.

Amendment to the 2008 Equity Incentive Plan

usell.com, Inc. amends its 2008 Equity Incentive Plan (the “Plan”) as follows:

Section 4 of the Plan shall be deleted and replaced by the following:

4.           Common Stock. The Common Stock subject to Stock Rights shall be authorized but unissued shares of Common Stock, par value $0.0001, or shares of Common Stock reacquired by the Company in any manner, including purchase, forfeiture or otherwise. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 584,296 subject to adjustment as provided in Section 14. Any such shares may be issued under ISOs, Non-Qualified Options, Restricted Stock, RSUs or SARs, so long as the number of shares so issued does not exceed the limitations in this Section. If any Stock Rights granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any unvested shares, the unpurchased shares subject to such Stock Rights and any unvested shares so reacquired by the Company shall again be available for grants under the Plan.